Exhibit 10.14
EMPLOYMENT AGREEMENT

KNOW ALL MEN BY THESE PRESENTS, this contract for services is made this 1st Day of May, 2005 by and between the following parties:

ThermoEnergy Corporation
1300 Tower Building
323 Center Street
Little Rock, Arkansas 72201

Herein after referenced as the “Employer” and,

Andrew T. Melton
7750 N. MacArthur Blvd., Suite 120-255
Irving, Texas 75063

Herein after referenced as the “Employee”

WHEREAS, Employer is desirous of hiring Employee as one of its key employees;

WHEREAS, Employee is willing to accept employment as an Employee of Employer, and

WHEREAS, the parties hereto desire to delineate the responsibilities of Employee and the expectations of Employer;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and obligations herein contained, the parties hereto agree as follows:

1.	EMPLOYMENT. Employer hereby employs Employee, and Employee hereby accepts employment with Employer, upon the terms and conditions set forth in this Agreement.

2.
TERM OF EMPLOYMENT. The employment of Employee pursuant to the terms of this Agreement shall commence as of May 1, 2005 and shall continue for a period of five (5) years, unless sooner terminated pursuant to the provisions hereof; PROVIDED, HOWEVER, that this Agreement shall, unless earlier terminated, as of the fifteenth of each month of the term of this Agreement, be automatically extended for an additional month.

3.	DUTIES.

3.1.
BASIC DUTIES. Subject to the direction and control of the Chief Executive Officer and the Board of Directors of Employer, Employee shall serve as Executive Vice President and Chief Financial Officer of Employer and shall fulfill all duties and obligations of such office including but not limited to the following:

(i)	Assist the CEO in administering the corporate affairs,
(ii)	Execute corporate policy,
(iii)	Act as Chief Accounting Officer of the Company,
(iv)	Manage and invest excess funds,
(v)	Coordinate external Accounting Activities,
(vi)	Oversee all financial operations, including budgets,
(vii)	Coordinate and cultivate market makers, and
(viii)	Assist with investor relations.

3.2.
OTHER DUTIES OF EMPLOYEE. In addition to the foregoing, Employee shall perform such other or different duties related to those set forth in Paragraph 3.1 as may be assigned to him from time to time by Employer, PROVIDED, HOWEVER, that any such additional assignment shall be at a level of responsibility commensurate with that set forth in Paragraph 3.1 and PROVIDED, FURTHER, that Employee may serve, or continue to serve, on the boards of directors of and hold any other offices or positions in, companies or entities that in the judgment of Employer will not present any conflict of interest with Employer or any of its operations or adversely affect the performance of Employee’s duties pursuant to this Agreement.

3.3.	TIME DEVOTED TO EMPLOYMENT. Employee shall devote his full time to the business of Employer during the term of this Agreement to fulfill his obligations hereunder.

3.4.
PLACE OF PERFORMANCE OF DUTIES. The services of Employee shall be performed at Employer’s place of business, Little Rock, Arkansas, and at such other locations as shall be designated from time to time by Employer.

3.5.
SERVICES AS OFFICER OR DIRECTOR. During the employment period, Employee shall, if elected or appointed, serve as a director of Employer and as an officer and/or director of all current and future subsidiaries or affiliates of Employer without any additional compensation for such services.

4.	COMPENSATION AND METHOD OF PAYMENT.

4.1.	TOTAL COMPENSATION. As compensation under this Agreement, Employer shall pay and Employee shall accept the following:

(1)
BASE COMPENSATION. For each year of this Agreement, measured from the effective date hereof, base compensation of $200,000.00 (Two Hundred Thousand United States Dollars), and further increased as may be approved from time to time by the Compensation Committee of the Employer, but by a minimum of 15% annually. Upon the base compensation becoming $500,000.00, the minimum annual increase will change to the Consumer Price Index for All Urban Consumers (“the CPI-U”) for the most recent quarter available at the time of the increase. All such increases shall be effective as of the beginning of such calendar year in which the increase becomes effective pursuant to the terms hereof or as approved by the Employer, as the case may be. Such adjustments may be based on the performance of Employer, the value of Employee to Employer or any other factors considered relevant by Employer.

(2)
INCENTIVE COMPENSATION. For each year the Employer shall pay to Employee as incentive compensation (“Incentive Compensation”), in respect of each fiscal year or portion thereof included within the Employment Period, an amount (up to one hundred percent (100%) of his Base Compensation) determined in accordance with a formula to be established annually in good faith by the Compensation Committee of the Board of Directors of Employer thereof authorized to act on compensation matters and, in the case of each fiscal year commencing after December 31, 2005, communicated to Executive prior to the beginning of such fiscal year, such formula to give a fifty percent (50%) weight to Employee’s performance (measured by such method or combination of methods as the Compensation Committee shall deem fair and equitable) during each fiscal year, and a fifty percent (50%) weight to Employee’s performance (determined by the Board of Directors or the Compensation Committee on the basis of personal goals established for Employee) during each fiscal year. The formula shall be established so that Employee will have a reasonable opportunity, through diligent performance of his duties, to earn the maximum Incentive Compensation, with partial Incentive Compensation being earned for partial achievement of the performance standards.

(3)
PERIODIC PERFORMANCE COMPENSATION. In addition to Incentive Compensation, special compensation can be determined periodically by the Compensation Committee to be paid for unusual activities such as, but not inclusive of the following: 1) complete merger or acquisition of a new business or technology, 2) execution of new contracts in excess of twenty percent (20%) of existing revenues of Employer, 3) a substantial increase in stock price, 4) completion of any financing arrangement necessary to accomplish Employer’s goals, and 5) other unusual events that are determined to be significant by the Compensation Committee.

(4)
EXPENSE REIMBURSEMENT. Reimbursement of such discretionary expenses, including travel expenses, as are reasonable and necessary, in the judgment of the Employer, for Employee’s performance of his responsibilities under this Agreement.

(5)	STOCK OPTIONS. Nonqualified options issued at the discretion of the Employer.

(6)	RESTRICTED STOCK GRANTS. Restricted stock issued at the discretion of the Employer.

(7)
EMPLOYEE FRINGE BENEFITS. Participation in Employer’s employee fringe benefit programs in effect from time to time for employees at comparable levels of responsibility. Participation will be in accordance with any applicable policies adopted by Employer. Employee shall be entitled to vacations, absences for illness, and to similar benefits of employment, and shall be subject to such policies and procedures as may be adopted by Employer. Without limiting the generality of the foregoing, it is initially anticipated that such benefits of employment shall include four (4) weeks vacation during each 12-month period of employment with Employer (which shall accrue monthly on a PRO RATA basis and which shall be carried forward for a period not to exceed three (3) years and otherwise in accordance with Employer’s policies); major medical and health insurance; life and disability insurance; and stock option plans for employees and members of the Board of Directors. Employer further agrees that in the event it offers disability insurance to its employees, Employer shall arrange for Employee to be covered by similar insurance.

(8)
In addition, Employee shall be entitled to: (a) a car allowance of $1,000.00 per month, and (b) if for any reason Employee shall not be covered by a health insurance policy of Employer, a medical insurance coverage expense allowance of $1,000.00 per month.

(9)
LIFE INSURANCE. The Employer shall pay all premiums for one or more life insurance policies upon the life of the Employee in an aggregate face amount equal to two and one-half times (2&1/2) the Base Compensation of Employee. The death benefit or benefits shall be payable to such beneficiary or beneficiaries as Employee shall designate in writing to Employer. Employee shall aid Company in procuring such insurance, as well as in obtaining any other life, health, accident, disability, or other insurance which Employer should at any time apply for, it its own name ant its own expense, to ensure Employer’s obligations hereunder, by submitting to the usual and customary medical examinations and by completing, executing, and delivering such applications and other instruments in writing as may be reasonably required by any insurance company or companies.

(10)
OTHER BENEFITS. Employer shall pay or shall reimburse Employee for his reasonable expenses in connection with (i) obtaining from time-to-time of financial planning advice; (ii) preparation of personal Federal and State income tax returns; and (iii) cost of annual medical physical examinations. While employed, the Employer shall also pay the initiation fee and the annual and/or monthly dues and/or assessments for the Employee’s membership in social and/or business clubs, business organizations, and social and/or civic groups of Employee’s choosing. The employer will also provide parking for the Employee at the place of business at no cost to the Employee.

(11)
In the event of a Change of Control of Employer (as such term is defined in Section 4.3 hereof). Employee shall be entitled to receive the balance of the unpaid base compensation (“Unpaid Base Compensation”) which would otherwise be payable to Employee during the remainder of the term of this Agreement pursuant to Section 4.1(1) hereof within thirty (30) days of the date of such Change of Control and any and all stock options and/or restricted stock grants granted to Employee pursuant to Section 4.1(5) and 4.1(6) hereof and otherwise shall vest immediately upon the date of such Change of Control; PROVIDED, HOWEVER, in the event of such Change of Control of Employer, the term of this Agreement shall automatically be extended to a period of five (5) years from the date of such Change of Control of Employer for purposes of this Section 4.1(11).

(12)
MOVING EXPENSES. In the event that during the term of this agreement, Employee is transferred by Employer to a new principal place of work at least 100 miles further from his residence at the time of transfer (“current residence’) than his principal place of work at the time of the transfer, Employer shall reimburse Employee for all reasonable expenses incurred for:

(i)
The expenses of two round-trips, including meals and lodging, by Employee and Employee’s spouse, from the current residence to the general location of the new principal place of work for the principal purpose of searching for a new residence.

(ii)	The expenses of a one-way trip, including meals and lodging, by Employee and Employee’s spouse, from the current residence to the new place ofresidence.
(iii)	Moving the household goods and personal effects of Employee and Employee’s spouse from the current residence to the new place of residence.
(iv)
Meals and lodging for Employee and Employee’s spouse for a period of consecutive days not in excess of 60 days while occupying temporary quarters in the general location of the new principal place of work.

(v)
“Qualified residence sale, purchase, or lease expenses” as defined in Internal Revenue Code, subject to any future amendments. Reasonable expenses incident to: the sale or exchange of Employee’s former residence (but not expenses for work performed on it to assist in its sale); the purchase of a new residence, including the cost of a loan but not including any prepayment of interest; the settlement of an unexpired lease held by Employee on his former residence; and the acquisition of a lease on the new residence of Employee, but not including any prepayment of rent.

4.2.	PAYMENT OF COMPENSATION. Employer shall pay the compensation provided for in Section 4.1 hereof as follows:

(1)	Employer shall pay the base compensation in cash in accordance with Employer’s payroll practices for all its employees, but in no event less frequently than monthly.

(2)
Incentive Compensation earned hereunder shall be determined by the Compensation Committee as soon as reasonably practicable after the end of each fiscal year of Employer and shall be paid promptly thereafter to the Employee.

(3)	Employer shall pay in cash the reimbursement of such discretionary expenses provided in Section 4.1(4), 4.1(8) and 4.1(10) hereof.

(4)
If the Employer in its judgment concludes that Employer’s financial position is such that it cannot pay compensation due Employee currently, it may give a written notice (a “Deferral Notice”) to Employee to the effect that all or a designated percentage of his compensation for such fiscal year shall be deferred. Deferred Base Compensation and deferred Incentive Compensation shall bear interest on the unpaid balance thereof from the last day of the fiscal year in respect of which it was earned at the Prime Rate as published in The Wall Street Journal on the date of the deferral. Such interest shall be computed annually in arrears, and shall be added as of the last day of each fiscal year of Employer.

4.3.
A CHANGE OF CONTROL OF EMPLOYER. For all purposes of this Agreement, a “Change of Control” shall mean: (i) the acquisition by any person, entity or groups of persons, within the meaning of Section 13(d) or 14(d), or any comparable successor provisions of the Securities Exchange Act of 1934 (the “Act”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of at least twenty-five percent (25%) of either the outstanding shares of common stock or the combined voting power of Employer’s then outstanding voting securities entitled to vote generally, or (ii) the approval by stockholders of Employer of a reorganization, merger or consolidation, in which persons who were stockholders of Employer immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own or control more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the surviving corporation of such reorganization merger or consolidation, or a liquidation or dissolution of Employer or of the sale of all or substantially all of Employer’s assets, or (iii) in the event Employer terminates Employee pursuant to this Agreement for any reason other than the occurrence of any of the events set forth in Sections 5.2(2), (3), (4), (6), (7) or (9) hereof, or (iv) in the event any person shall be elected by the stockholders of Employer to the Board of Directors of Employer who shall not have been nominated for election by a majority of the Board of Directors of Employer or any duly appointed committee thereof.

5.	TERMINATION OF AGREEMENT.

5.1.
BY NOTICE. This agreement, and the employment of Employee hereunder, may be terminated by Employee or Employer upon ninety (90) days written notice of termination; PROVIDED, HOWEVER, in the event Employer terminates this Agreement for any reason other than the occurrence of any of the events set forth in Sections 5.2(2), (3), (4), (6), (7) or (9), and subject to Section 4.1(11) hereof, Employee shall be entitled to receive the balance of the unpaid base salary which would otherwise be payable to Employee during the remainder of the term of this Agreement pursuant to Sections 4.1(1), 4.1(8) and 4.1(10) hereof within thirty (30) days after such ninety (90) day notice period.

5.2.	OTHER TERMINATION. This Agreement and the employment of Employee hereunder, shall terminate immediately upon the occurrence of any one of the following events:

(1)	The death or mental or physical incapacity of Employee.

(2)	The loss by Employee of legal capacity (other than as described in Section 5.2(1) hereof).

(3)	The failure by Employee to devote substantially all of his available professional time to the business of Employer or the willful and habitual neglect of duties.

(4)
The willful engaging by Employee in an act of dishonesty constituting a felony under the laws of the state in which Employer’s principal place of business is located, resulting or intending to result in gain or personal enrichment at the expense of Employer or to the detriment of Employer’s business and to which Employee is not legally entitled.

(5)	The continued incapacity in excess of one hundred eighty (180) days on the part of Employee to perform his duties, unless waived by Employer.

(6)	The mutual written agreement of Employee and Employer.

(7)	The expiration of the term of this Agreement.

(8)	The involuntary termination of Employee as a director of Employer.

(9)	Employee’s breach of this Agreement.

5.3.
EFFECT OF TERMINATION BY REASON OF DEATH OR INCAPACITY. In the event of the termination of Employee’s employment pursuant to Sections 5.2(1) or (5) of this Agreement prior to the completion of the term of employment specified herein, and subject to Section 4.1 (11) hereof,Employee shall be entitled to receive the balance of the unpaid compensation (including any Incentive Compensation pursuant to Section 4.1(2) hereof) which is not covered by disability or other insurance and which would otherwise be payable to Employee during the term of this Agreement pursuant to Section 4.1(1) hereof within 60 days after such termination.

5.4.
REMEDIES. No termination of the employment of Employee pursuant to the terms of this Agreement shall prejudice any other remedy to which any party to this Agreement may be entitled either at law, in equity, or under this Agreement.

6.	PROPERTY RIGHTS AND OBLIGATIONS OF EMPLOYEE.

6.1.
TRADE SECRETS. For purposes of this Agreement, “trade secrets” shall include without limitation any and all financial, cost and pricing information and any and all information contained in any drawing, designs, plan, proposals, customer lists, records of any kind, data, formulas, specifications, concepts or ideas, where such information is reasonably related to the business of Employer and has not previously been publicly released by duly authorized representatives of Employer or Parent or otherwise lawfully entered the public domain.

6.2.
PRESERVATION OF TRADE SECRETS. Employee will preserve as confidential all trade secrets pertaining to Employer’s business that have been or may be obtained or learned by him by reason of his employment or otherwise. Employee will not, without the written consent of Employer, either use for his own benefit or purposes or disclose or permit disclosure to any third parties, either during the term of his employment hereunder or thereafter (except as required in fulfilling the duties of his employment), any trade secret connected with the business of Employer.

6.3.	TRADE SECRETS OF OTHERS. Employee agrees that he will not disclose to Employer or induce Employer to use any trade secret belonging to any third party.

6.4.
PROPERTY OF EMPLOYER. Employee agrees that all documents, reports `files, analyses, drawings, designs tools, equipment, plans (including, without limitation, marketing and sales plans), proposals, customer lists, computer software or hardware, patents, license agreements, and similar materials that are made by him or come into his possession by reason of his employment with Employer are the property of Employer and shall not be used by him in any way adverse to Employer’s interests. Employee will not allow any such documents or things, or any copies, reproductions or summaries thereof to by delivered to or used by any third party without the specific consent of Employer. Employee agrees to deliver to the Board of Directors of Employer or its designee, upon demand, and in any event upon the termination of Employee’s employment, all of such documents and things which are in Employee’s possession or under his control.

6.5.
NONCOMPETITION BY EMPLOYEE. During the term of this Agreement, and for a period of one (1) year following the termination of this Agreement, Employer shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, principal stockholder, corporate officer, director, or in any other individual or representative capacity: (i) engage or participate in any business that is in competition in any manner with the business of Employer; (ii) divert, take away or attempt to divert or take away (and during the one year period, call on or solicit) any of Employer’s clients within the United States. For purposes of this Agreement, the term “Employer’s clients” shall mean clients who had a business relationship with Employer prior to Employee’s employment with Employer and those who develop a business relationship with Employer, during Employee’s employment with Employer; (iii) undertake planning for or organization of any business within the United States or in any other country in which Employer is engaged in business activity competitive with Employer’s business within the United States or in any other country in which Employer is engaged in business or combined or conspire with Employees or other representative of Employer’s business within the United States or in any other country in which Employer is engaged in business for the purpose of organizing any such competitive activity within the United States or in any other country in which Employer is engaged in business; or (iv) induce or influence (or seek to induce or influence) any person who is engaged, as an employee, agent, independent contractor or otherwise by Employer within the United States or in any other country in which Employer is engaged in business to terminate his or her employment or engagement.

6.6.
SURVIVAL PROVISIONS AND CERTAIN REMEDIES. Unless otherwise agreed to in writing between the parties hereto, the provisions of this Section 6 shall survive the termination of this Agreement. The covenants in this Section 6 shall be construed as separate covenants and to the extent any covenant shall be judicially unenforceable, it shall not affect the enforcement of any other covenant. In the event Employee breaches any of the provisions of this Section 6, Employee agrees that Employer may be entitled to injunctive relief in addition to any other remedy to which Employer may be entitled.

7.	GENERAL PROVISIONS:

7.1.
NOTICES. Any notices or other communications required or permitted to be given hereunder shall be given sufficiently only if in writing and served personally or sent by certified mail, postage prepaid and return receipt requested, addressed as follows:

If to Employer:	ThermoEnergy Corporation 1300 Tower Building 323 Center Street Little Rock, Arkansas 72201 Attn:Chairman, Compensation Committee Tel: 501.376.6477 Fax: 501.375.5249

If to Employee:	Andrew T. Melton 7750 N. MacArthur Blvd., Suite 120-255 Irving, Texas 75063 Tel: 972.754.0535 Fax: 208.485.4721

However, either party may change his/its address for purposes of this Agreement by giving written notice of such change to the other party in accordance with this Paragraph 7.1. Notices delivered personally shall be deemed effective as of the day delivered and notices delivered by mail shall be deemed effective as of three days after mailing (excluding weekends and federal holidays).

7.2.
CHOICE OF LAW AND FORUM. Except as expressly provided otherwise in this Agreement, this Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas. The parties agree that any dispute arising under this Agreement, whether during the term of this Agreement or at any subsequent time, shall be resolved exclusively in the courts of the State of Arkansas and the parties hereby submit to the jurisdiction of such courts for all purposes provided herein and appoint the Secretary of State of the State of Arkansas as agent for service of process for all purposes provided herein.

7.3.
ENTIRE AGREEMENT; MODIFICATION AND WAIVER. This Agreement supersedes any and all other agreements, whether oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all covenants and agreements between the parties relating to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or written, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement shall be effective only if it is in writing signed by the party to be charged. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

7.4.
ASSIGNMENT. Because of the personal nature of the services to be rendered hereunder, this Agreement may not be assigned in whole or in part by Employee without the prior written consent of Employer. However, subject to the foregoing limitation, this Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legatees, executors, administrators, legal representative, successors and assigns.

7.5.
SEVERABILITY. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable, or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering any such provision inoperative, unenforceable, or invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

7.6.
CORPORATE AUTHORITY. Employer represents and warrants as of the date hereof that Employer’s execution and delivery of this Agreement to Employee and the carrying out of the provisions hereof have been duly authorized by Employer’s Board of Directors and authorized by Employer’s shareholders and further represents and warrants that neither the execution and delivery of this Agreement, nor the compliance with the terms and provisions thereof by Employer will result in the breach of any state regulation, administrative or court order, nor will such compliance conflict with, or result in the breach of, any of the terms or conditions of Employer’s Articles of Incorporation or Bylaws, as amended, or any agreement or other instrument to which Employer is a party, or by which Employer is or may be bound, or constitute an event of default thereunder, or with the lapse of time or the giving of notice or both constitute an event of default thereunder.

7.7.
ATTORNEY’S FEES. In any action at law or in equity to enforce or construe any provisions or rights under this Agreement, the unsuccessful party or parties to such litigation, as determined by the courts pursuant to a final judgment or decree, shall pay the successful party or parties all costs, expenses, and reasonable attorneys’ fees incurred by such successful party or parties (including, without limitation, such costs, expenses, and fees on any appeals), and if such successful party or parties shall recover judgment in any such action or proceedings, such costs, expenses, and attorneys’ fees shall be included as part of such judgment.

7.8.
COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.9.	HEADING AND CAPTIONS. Heading and captions are included for purposes of convenience only and are not a part hereof.

7.10.
CONSULTATION WITH COUNSEL. Employee acknowledges that he has had the opportunity to consult with counsel independent of Employer or Employer’s counsel, regarding the entering into of this Agreement and has done so to the extent he sees fit.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first written above at Little Rock, Arkansas.

“Employer”
ThermoEnergy Corporation

By: /s/ Dennis C. Cossey	5/1/2005
Dennis C. Cossey, Chairman	Date

“Employee”

By: /s/ Andrew T. Melton	5/1/2005
Andrew T. Melton	Date